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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-10040

                          Cyprus Amax Minerals Company

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             (Exact name of registrant as specified in its charter)

                            9100 East Mineral Circle
                               Englewood, Colorado
                                 (303) 643-5000
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                         Common stock, no par value, and
                   associated preferred share purchase rights

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            (Title of each class of securities covered by this Form)

                              9.875% Notes due 2001
                             10.125% Notes due 2002
                             6.625% Notes due 2005
                             7.375% Notes due 2007
                             8.375% Notes due 2023
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)   [ x  ]                 Rule 12h-3(b)(1)(i)  [ x  ]

                  Rule 12g-4(a)(1)(ii)  [    ]                Rule 12h-3(b)(1)(ii)  [    ]

                  Rule 12g-4(a)(2)(i)   [    ]                Rule 12h-3(b)(2)(i)   [    ]

                  Rule 12g-4(a)(2)(ii)  [    ]                Rule 12h-3(b)(2)(ii)  [    ]

                                                              Rule 15d-6            [    ]


               Approximate number of holders of record as of the
                       certification or notice date: none
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                  Pursuant to the requirements of the Securities Exchange Act of
1934, Cyprus Amax Minerals Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 2, 1999               By:  /s/ Ramiro G. Peru
                                         ---------------------------------------
                                         Name:  Ramiro G. Peru
                                         Title:  Senior Vice President and
                                                 Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.